Exhibit 99.1

For Immediate Release

June 27, 2013

Mercy Contact: Barb Meyer 314.628.3633 – office barb.meyer@mercy.net	Capella Contact: Beth B. Wright 615.764.3010 – office Beth.Wright@CapellaHealth.com

Capella Healthcare and Mercy Health End Partnership Discussions

HOT SPRINGS, Ark. – Capella Healthcare and Mercy Health have ended their discussions at this time to join together National Park Medical Center and Mercy Hot Springs, officials announced today.

This announcement comes after more than a year of due diligence and the investment of significant resources to create a stronger, more efficient healthcare delivery system for the region. The proposed partnership was subject to approvals by both the Federal Trade Commission (FTC) and the Vatican. The Asset Purchase Agreement between Capella and Mercy, which has been extended once during this process, expires this week.

“Because we anticipate continued challenges – over an indefinite timeline – in obtaining the needed approvals, Capella and Mercy have mutually agreed to not renew our Asset Purchase Agreement and will end our discussions at this time,” said Lynn Britton, President and CEO of Mercy. “We believe prolonging this uncertain and complicated path is not in the best interest of our local caregivers and the community. However, we remain committed to finding the right solution for enhancing healthcare in Hot Springs.”

Capella and Mercy entered into discussions to form an affiliation in light of the clear need for a stronger, more unified healthcare system better positioned to succeed in today’s challenging environment and to compete with larger Little Rock health systems just 45 minutes from Hot Springs.

“This is a difficult decision for both Capella and Mercy, especially given the tremendous amount of work and local support to bring together our two organizations,” said Dan Slipkovich, Chief Executive Officer of Capella. “This has been a complex process – particularly challenging for employees, physicians and volunteers at our local hospitals. We sincerely thank them for their patience and continued unwavering commitment to providing excellent care and service throughout this process. Capella and Mercy will separately explore how to best move forward in the coming weeks.”

About Capella Healthcare

Capella Healthcare partners with communities to build strong local healthcare systems that are known for quality patient care. Based in Franklin, Tenn., Capella owns and/or operates 14 acute care and specialty hospital facilities in six states. With the philosophy that all healthcare is local, Capella collaborates with each hospital’s medical staff, board and community leadership to take care to the next level. The company has access to significant leadership and financial resources, investing in its family of hospitals to strengthen and expand services and facilities. For more information, visit the website, www.CapellaHealthcare.com.

About Mercy

Mercy is the sixth largest Catholic healthcare system in the U.S. and serves more than 3 million people annually. Mercy includes 32 hospitals, more than 300 outpatient facilities, 39,000 co-workers and 1,900 integrated physicians in Arkansas, Kansas, Missouri and Oklahoma. Mercy also has outreach ministries in Louisiana, Mississippi and Texas. For more about Mercy, visit www.mercy.net.

###